SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2001

PLUM CREEK TIMBER COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-10239	91-1443693
(State of Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

999 Third Avenue, Seattle, Washington 98104-4096
(Address of Principal Executive Offices) (Zip Code)

(206) 467-3600
Registrant's Telephone Number, including area code

Item 5.	Other Events.

          Attached hereto as Exhibit 99.1 is a corrected press release issued by Plum Creek Timber Company, Inc. and Georgia-Pacific Corporation on September 17, 2001 which corrected press release is hereby incorporated herein by this reference.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibits

99.1	Corrected press release issued by Plum Creek Timber Company, Inc. and Georgia-Pacific Corporation on September 17, 2001.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUM CREEK TIMBER COMPANY, INC.

By: /s/ Jim Kraft

DATED: September 17, 2001

PLUM CREEK TIMBER COMPANY, INC.

Exhibit Index to Form 8-K/A

Exhibit No.

99.1      Corrected press release issued by Plum Creek Timber Company, Inc. and Georgia-Pacific Corporation on September 17, 2001.

Exhibit 99.1

[GEORGIA-PACIFIC CORPORATION LOGO]

PLUM CREEK AND THE TIMBER COMPANY MERGER
RESCHEDULED TO CLOSE OCT. 6, 2001 DUE TO NYSE CLOSURE

ATLANTA and SEATTLE - Sept. 17, 2001 - Plum Creek Timber Company, Inc. (NYSE: PCL) and The Timber Company (NYSE: TGP) today announced that due to the suspension of trading on the New York Stock Exchange, the two companies have rescheduled their pending merger to become effective on Oct. 6, 2001. The Timber Company is a separate operating group of Georgia-Pacific Corp. (NYSE: GP).

As a pre-condition to the merger, Georgia-Pacific will redeem all outstanding shares of common stock of The Timber Company. Under its articles of incorporation, Georgia-Pacific is required to give notice of the redemption of its common stock to its stockholders at least 30 "trading days" prior to the redemption. To make up for the trading days lost, each outstanding share of The Timber Company common stock will be redeemed by Georgia-Pacific on Oct. 5, 2001, rather than Sept. 28, 2001, as previously scheduled.

All other terms and conditions applicable to the redemption of The Timber Company common stock and the merger will continue to remain in full force and effect.

Plum Creek, a real estate investment trust, is one of the largest land owners in the nation, with timberlands in the Northwest, Southern, and Northeast regions of the United States and nine wood product mills in the Northwest.

Headquartered at Atlanta, The Timber Company is a separate operating group of Georgia-Pacific and its performance is reflected in one of the corporation's two common stocks. The Timber Company manages 4.7 million acres of timberland in the United States and sells timber and wood fiber to industrial wood users.

Contacts:

John Hobbs	Greg Guest
Director, Investor Relations	Director, External Communications
Plum Creek Timber Co.	Georgia-Pacific Corp.
(206) 467-3628	(404) 652-4739

Bob Jirsa	Rich Good
Director, Corporate Affairs	Director, Investor Relations
Plum Creek Timber Co.	Georgia-Pacific Corp.
(206) 467-3626	(404) 652-4720
www.plumcreek.com	www.gp.com